Exhibit 3.10

INTELSAT (LUXEMBOURG) FINANCE COMPANY S. à. r.l.

Société à responsabilité limitée

Siège social: 4, rue Albert Borschette

L-1246 Luxembourg

R.C.S. Luxembourg B 117304

constituée sous la dénomination de « INTELSAT (LUXEMBOURG) S.à.r.l. » le 14 juin 2006 suivant acte reçu de Maître Joseph Elvinger, notaire de résidence à Luxembourg, publié au Mémorial C, Recueil des Sociétés et Associations, numéro 1596 du 23 août 2006.

MODIFICATIONS

Date	Notaire	Publication	Mémorial C
31.07.2007	Me Gérard Lecuit	no 2208	du 05.10.2007
19.12.2008	Me Joseph Elvinger	no 801	du 15.04.2009
18.11.2009	Me Joseph Gloden	no 2379	du 07.12.2009
29.12.2010	Me Joseph Gloden	No	Du

STATUTS COORDONNES

Name - Object - Registered office - Duration

Art. 1. There is hereby formed a «société à responsabilité limitée», limited liability company (the «Company»), governed by the present Articles and by current Luxembourg laws, in particular the law of 10 August 1915 on commercial companies (the «Law»), as amended in particular by the law of 18 September 1933 and of 28 December 1992 on «société à responsabilité limitée».

Art. 2. The Company’s name is INTELSAT (LUXEMBOURG) FINANCE COMPANY S.a r.l.

Art. 3. The Company’s purpose is to take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises and to acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights, patents and licences, and other property, rights and interest in property as the Company shall deem fit, and generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same; to enter into, assist or participate in financial, commercial and other transactions, and to grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belong to the same group of companies than the

Company any assistance, loans, advances or guarantees; to borrow and raise money in any manner and to secure the repayment of any money borrowed.

The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose, however without taking advantage of the Act of 31 July 1929 on holding companies.

Art. 4. The Company has its registered office in the City of Luxembourg, Grand Duchy of Luxembourg.

The registered office may be transferred within the municipality of the City of Luxembourg by decision of the board of managers or the sole manager (as the case may be).

The registered office of the Company may be transferred to any other place in the Grand Duchy of Luxembourg or abroad by means of a resolution of an extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for amendment of the Articles.

The Company may have offices and branches (whether or not a permanent establishment) both in Luxembourg and abroad.

In the event that the board of managers or the sole manager (as the case may be) should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of managers or the sole manager (as the case may be) of the Company.

Art. 5. The Company is constituted for an unlimited duration.

Art. 6. The life of the Company does not come to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder.

Art. 7. The creditors, representatives, rightful owner or heirs of any shareholder are not allowed, in any circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the management of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings of shareholders or of the sole shareholder (as the case may be).

Capital - Shares

Art. 8. The Company’s capital is set at USD 312,423,500.- (three hundred twelve million, four hundred twenty-three thousand, five hundred United States Dollars), represented by 3,124,235 (three million, one hundred twenty-four thousand, two hundred thirty-five) shares with a nominal value of USD 100.- (one hundred United States Dollars) each.

The amount of the share capital of the Company may be increased or reduced by a resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for amendment of the Articles.

The share premium paid in relation with each issuance of shares of the Company (the «Share Premium») shall remain fully attached to such shares (the «Share Premium Shares»). As a consequence thereof, all the rights whatsoever in relation to the Share Premium (including, without limitation, in relation to its repayment whether as dividend, liquidation proceeds or otherwise) shall belong to the holder(s) of the Shares Premium Shares only.

Art. 9. Each share confers an identical voting right and each shareholder has voting rights commensurate to his shareholding.

Art. 10. The shares are freely transferable among the shareholders.

Shares may not be transferred inter vivos to non-shareholders unless shareholders representing at least three-quarters of the share capital shall have agreed thereto in a general meeting.

Furthermore, the provisions of articles 189 and 190 of the Law shall apply.

The shares are indivisible with regard to the Company, which admits only one owner per share.

Art. 11. The Company shall have power to redeem its own shares.

Such redemption shall be carried out by a resolution of an extraordinary general meeting of the shareholders or of the sole shareholder (as the case may be), adopted under the conditions required for amendment of the Articles, provided that such redemption shall be proposed to each shareholder prorata to its shareholding.

However, if the redemption price is in excess of the nominal value of the shares to be redeemed, the redemption may only be decided to the extent that sufficient distributable sums (in the meaning of article 21 of the Articles) are available as regards the excess purchase price.

Such redeemed shares shall be cancelled by reduction of the share capital.

Management

Art. 12. The Company is managed by one or several managers who do not need to be shareholders. In the case of more than one manager, the managers constitute a board of managers (conseil de gérance) appointed as a collegiate body by the general meeting of shareholders.

The general meeting of shareholders may decide to appoint managers of two different classes, namely class A managers and class B managers. Any such classification of managers shall be duly recorded in the minutes of the relevant meeting and the managers be identified with respect to the class they belong to.

Managers are appointed and removed from office by a simple majority decision of the general meeting of shareholders, which determines their powers, the term of their mandates and their remuneration (if any). If no term is indicated the managers are appointed for an undetermined period. The managers may be re-elected but also their appointment may be revoked with or without cause (ad nutum) at any time.

12.1 The board of managers may elect a chairman.

Any manager may participate in any meeting of the board of managers by conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another and to communicate with one another. A meeting may also be held by conference call only. The participation in, or the holding of, a meeting by these means is equivalent to a participation in person at such meeting or the holding of a meeting in person. Managers may be represented at meetings of the board by another manager without limitation as to the number of proxies which a manager may accept and vote.

Meetings of the board of managers shall be called by the Chairman of the board of managers or any vice chairman or any board member. Written notice of any meeting of the board of managers must be given to the managers one (1) business day at least in advance of the date scheduled for the meeting, except in case of emergency, in which case the nature and the motives of the emergency shall be set forth in the minutes of such meeting. The prior notice may be omitted in case of assent of each manager in writing, by cable, telegram, telex, email or facsimile, or any other similar means of communication (including, but not limited to, by word of mouth) or if all managers are present or represented at the relevant meeting. A special convening notice will not be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of managers.

The board of managers can deliberate or act validly only if at least a majority of the managers is present or represented. Decisions of the board of managers are validly taken by the approval of the majority of the managers of the Company present or represented, provided that in the event the general meeting of shareholders has appointed different classes of managers (namely class A managers and class B managers) such majority shall include at least one (1) class A manager and one (1) class B manager (including by way of representation).

The deliberations of the board of managers shall be recorded in the minutes, which shall be signed by any two managers (provided however that in the event the general meeting of shareholders has appointed different classes of managers (namely class A managers and class B managers), the minutes shall be signed by one class A manager and one class B manager).

The board of managers may also, unanimously, pass resolutions on one or several similar documents by circular means when expressing its approval in writing, by cable or facsimile, email or any other similar means of communication. The entirety will form the circular documents duly executed giving evidence of the resolution. Board resolutions, including circular resolutions, may be conclusively certified or an extract thereof may be issued under the individual signature of any manager.

12.2 The sole manager or as the case may be the board of managers is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal and administration falling within the purposes of the Company. All powers not expressly reserved by the law or by the articles of association to the general meeting shall be within the competence of the sole manager or as the case may be the board of managers. Vis-à-vis third parties the sole manager or as the case may be the board of managers has the most extensive powers to act on behalf of the Company in all circumstances and to do, authorise and approve all acts and operations relative to the Company not reserved by law or the articles of association to the general meeting or as may be provided herein.

The Company will be bound by the sole signature in the case of a sole manager, and in the case of a board of managers by the sole signature of any of the managers, provided however that in the event the general meeting of shareholders has appointed different classes of managers (namely class A managers and class B managers) the Company will only be validly bound by the joint signatures of one class A manager and one class B manager (including by way of representation). In any event the Company will be validly bound by the sole signature of any person or persons (ad hoc agent(s)) to whom such signatory powers shall have been delegated by the board of managers, by any one of the managers or, in the event of classes of managers, by one class A and one class B manager acting together (including by way of representation).

The sole manager or as the case may be the board of managers will determine this agent’s responsabilities and remuneration (if any), the duration of the period of representation and nay other relevant conditions of his agency.

Art. 13. Any manager does not contract in his function any personal obligation concerning the commitments regularly taken by him in the name of the Company; as a representative of the Company, he is only responsible for the execution of his mandate.

General meetings of shareholders

Art. 14. In case of plurality of shareholders, decisions of the shareholders are taken as follows:

The holding of a shareholders’ meeting is not compulsory as long as the shareholders number is less than twenty-five. In such case, each shareholder shall receive the whole text of each resolution or decision to be taken, transmitted in writing or by fax, cable, telegram, telex, electronic means or any other suitable telecommunication means. Each shareholder shall vote in writing.

If the shareholders’ number exceeds twenty-five, the decisions of the shareholders are taken by meetings of the shareholders. In such a case one general meeting shall be held at least annually in Luxembourg within six months of the closing of the last financial year. Other general meetings of shareholders may be held in the Grand Duchy of Luxembourg at any time specified in the notice of the meeting.

Art. 15. General meetings of shareholders are convened by the board of managers, or the sole manager (as the case may be), failing which by shareholders representing more than the half of the share capital of the Company.

Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall be sent to each shareholder at least 8 (eight) days before the meeting, except for the annual general meeting for which the notice shall be sent at least 21 (twenty-one) days prior to the date of the meeting.

All notices must specify the time and place of the meeting.

If all shareholders are present or represented at the general meeting and state that they have been duly informed of the agenda of the meeting, the general meeting may be held without prior notice.

Any shareholder may act at any general meeting by appointing in writing or by fax, cable, telegram, telex, electronic means or by any other suitable telecommunication means another person who need not be shareholder.

Each shareholder may participate in general meetings of shareholders.

Resolutions at the meetings of shareholders are validly taken in so far as they are adopted by shareholders representing more than the half of the share capital of the Company.

If this quorum is not formed at a first meeting, the shareholders are immediately convened by registered letter to a second meeting.

At this second meeting, resolutions will be taken at the majority of voting shareholders whatever portion of capital may be represented.

However, resolutions to amend the Articles shall only be taken by an extraordinary general meeting of shareholders, at the majority of shareholders representing at least three-quarters of the share capital of the Company.

A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the Law.

Except in case of current operations concluded under normal conditions, contracts concluded between the sole shareholder and the Company have to be recorded in minutes or drawn-up in writing.

Financial year - Balance sheet

Art. 16. The Company’s financial year begins on 1 January and closes on 31 December.

Art. 17. Each year, as of 31 December, the board of managers, or the sole manager (as the case may be) will draw up the balance sheet which will contain a record of the properties of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all its commitments and the debts of the manager(s), statutory auditor(s) (if any) and shareholder(s) toward the Company.

At the same time the board of managers will prepare a profit and loss account, which will be submitted to the general meeting of shareholders together with the balance sheet.

Art. 18. Each shareholder may inspect at the head office the inventory, the balance sheet and the profit and loss account.

If the shareholders number exceeds twenty-five, such inspection shall be permitted only during the fifteen days preceding the annual general meeting of shareholders.

Supervision of the company

Art. 19. If the shareholders number exceeds twenty-five, the supervision of the Company shall be entrusted to one or more statutory auditor(s) (commissaire), who may or may not be shareholder(s).

Each statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders following appointment.

At the end of this period, the statutory auditor(s) can be renewed in its/their function by a new resolution of the general meeting of shareholders or of the sole shareholder (as the case may be).

Where the thresholds of article 215 of the Law are met, the Company shall have its annual accounts audited by one or more qualified auditors (réviseurs d’entreprises) appointed by the general meeting of shareholders or the sole shareholder (as the case may be) amongst the members of the «Institut des réviseurs d’entreprises».

Notwithstanding the thresholds above mentioned, at any time, one or more qualified auditor may be appointed by resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) that shall decide the terms and conditions of his/their mandate.

Dividend - Reserves

Art. 20. The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisations, charges and provisions represents the net profit of the Company.

Every year five percent of the net profit will be transferred to the statutory reserve.

This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued share capital as decreased or increased from time to time, but shall again become compulsory if the statutory reserve falls below such one tenth.

The general meeting of shareholders at the majority vote determined by the Law or the sole shareholder (as the case may be) may decide at any time that the excess be distributed to the shareholder(s) proportionally to the shares they hold, as dividends or be carried forward or transferred to an extraordinary reserve:

Art. 21. Notwithstanding the provisions of article twenty, the general meeting of shareholders of the Company, or the sole shareholder (as the case may be) upon proposal of the board of managers or the sole manager (as the case may be), may decide to pay interim dividends before the end of the current financial year, on the basis of a statement of accounts prepared by the board of managers or the sole manager (as the case may be), and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by profits carried forward and available reserves, less losses carried forward and sums to be allocated to a reserve to be established according to the Law or the Articles.

Winding-up - Liquidation

Art. 22. The general meeting of shareholders at the majority vote determined by the Law, or the sole shareholder (as the case may be) must agree on the dissolution and the liquidation of the Company as well as the terms thereof.

Art. 23. The liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of shareholders or the sole shareholder (as the case may be) which shall determine their powers and remuneration.

When the liquidation of the Company is closed, the liquidation proceeds of the Company will be allocated to the shareholders proportionally to the shares they hold.

Applicable law

Art. 24. Reference is made to the provisions of the Law for which no specific provision is made in these Articles.

The present statutes are drafted in English followed by a French translation. In case of divergences between the English and the French text, the English version will be prevailing.